Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement”) is made and entered into by and between Daniel P. Grotto (the “Employee”), West Suburban Bancorp, Inc. (the “Company”) and West Suburban Bank (the “Bank”).  This Agreement shall be effective on the date following the revocation period set forth in Section 10 below, which period shall commence on the date this Agreement is signed by Employee, which shall be evidenced by the date appearing after Employee’s signature on the last page of this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

Section 1.                                          Recognition Payment.

(a)                                  Recognition Payment.  In consideration for the promises made in this Agreement, the Bank agrees to pay Employee a recognition payment in the gross amount of One Hundred Thousand Dollars ($100,000.00), payable in one lump sum on the first payroll date as is administratively practicable following the Effective Date (as defined in Section 10 below). The amount paid hereunder shall be subject to all applicable reporting and withholding as required by law and to any other applicable payroll deductions.

(b)                                  Acknowledgement of Non-Entitlement.  Employee expressly agrees, understands and acknowledges that the payment provided Employee under subsection (a) above constitutes amounts in excess of that to which a separated employee of the Bank would be entitled to receive without entering into this Agreement, and that the above recognition payment is being provided by the Bank to Employee as consideration for Employee’s entering into this Agreement, including the release of claims and waiver of rights provided for in Section 2.

Section 2.                                          Termination of Employment Agreement and Acknowledgments Related Thereto.  The Company and Employee hereby terminate the Restated Employment Agreement by and between Employee and the Company dated December 31, 2008 (the “Employment Agreement”).  Employee and the Company hereby acknowledge and agree that the following payments and benefits, subject to all applicable reporting and withholding as required by law and to any other applicable payroll deductions, shall be made in connection with the termination of the Employment Agreement and in full satisfaction of the Company’s and the Bank’s obligations under the Employment Agreement:

(a)                                  Payment to Employee of $535,837.95 payable upon the execution of this Agreement.

(b)                                  Contribution to the West Suburban Bancorp, Inc. Directors and Senior Management Deferred Compensation Plan of $50,000.00, to be contributed on January 31, 2010.

(c)                                  Payment of Employee’s monthly group health and dental insurance COBRA premiums less Employee’s portion of the monthly premiums for eighteen (18) months (this requires Employee to make the COBRA elections and pay the Employee portions).

(d)                                  Payment of the premiums for Employee’s Long-term Care Insurance through December 31, 2011.

(e)                                  The Amended and Restated Life Insurance Agreement between Employee and the Company effective March 8, 2004 shall remain in effect through December 31, 2011.

(f)                                    The amount necessary to satisfy Employee’s safe harbor contribution of 3% based on Employee’s compensation earned through December 4, 2009 under the West Suburban Bank 401(k) Profit Sharing Plan for the 2009 plan year, which amount will be paid to the 401(k) plan at the time the safe harbor contribution is made for all employees.

Section 3.                                          Employee Release of Claims and Waiver of Rights.  Employee, on Employee’s own behalf and that of Employee’s heirs, attorneys, administrators, assigns and any other person or entity that has or may claim to have any right, title or interest in any Employee Released Claims (as such term is defined below) (collectively, the “Employee Releasors”) knowingly and voluntarily waives, and fully releases the Company, the Bank, and its and their past and current predecessors, successors, parents, subsidiaries, attorneys, and employee retirement and welfare benefit plans, and assigns, and its and their current, and future directors, officers, trustees, employees, and attorneys, whether in their individual or official capacities, and the past and current trustees or administrators of any retirement or other benefit plan applicable to the employees, in their official and individual capacities (collectively, the “Released Parties”) from any and all claims or causes of action arising out of or in connection with Employee’s employment.  Employee Released Claims include, but are not limited to:

•                  any and all claims, actions, causes of action, charges, liabilities, demands, controversies of any kind and description, and all other liabilities of whatever nature, and whether at common law, statute, law or equity or otherwise, which the Releasors now have, whether known or unknown, fixed or contingent, claimed or unclaimed, suspected or unsuspected, filed or not filed, whether past or currently existing, whether arising out of agreement or imposed by law or otherwise, and whether damage has yet resulted from law or otherwise;

•                  any and all claims, demands, actions, or liabilities based upon, related to or arising under the Released Parties’ policies and procedures, whether formal or informal, or asserting the Released Parties has violated the Bank’s or the Company’s policies, handbooks, or manuals;

•                  any and all claims, demands, actions, or liabilities based upon, related to or arising under any statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and/or negligence;

•                  any and all claims, demands, actions, or liabilities asserting the Released Parties are in any way obligated or responsible for any reason to pay Employee damages,

expenses, litigation costs (including attorneys’ fees), back pay, front pay, compensatory damages, punitive damages, and/or interest; and

•                  all claims, demands, actions, or liabilities based in whole or in part on claims of discrimination, harassment, or retaliation on the basis of age, national origin, ancestry, race, religion, sex, sexual harassment, sexual orientation, disability or medical condition, or any alleged exercise of a legally protected right.

Released Claims include all claims, rights and causes of action Employee has or may have under all contract, common law, federal, state or local statute, ordinance, regulation, rules or orders, including, but not limited to, any claim, right or causes of action based on the United States or State of Illinois Constitutions; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Civil Rights Act of 1991; 42 U.S.C. §1981; the Illinois Human Rights Act, as amended; the Illinois Personnel Record Review Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans With Disabilities Act; Executive Order 11246; and the Family and Medical Leave Act.

Section 4.                                          Employee Excluded Claims.  Excluded from the Employee release of claims and waiver of rights set forth in Section 3 above are any claims or rights which cannot be waived by law, including (1) any claims related to the payment of accrued and unused vacation pay, which Employee represents and agrees totals 10.5 vacation days, (2) any claims for benefits under the tax-qualified retirement plans in which Employee participated, all of which shall be paid according to the terms of the applicable plan or (3) any claim challenging the enforceability of this Agreement; (4) Employee’s right to file a charge with an administrative agency or participate in any agency investigation, provided, however, that Employee is waiving the right to recover any money in connection with a charge or investigation concerning the claims that are lawfully released in Section 3, and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Section 5.                                          Covenant Not to Sue.  A “covenant not to sue” is a legal term and is not the same thing as a release of claims or waiver of rights as set forth in Section 3.  A covenant not to sue means that Employee agrees not to file a lawsuit.  Employee agrees not to sue or to file any actions against the Company, the Bank or any of the Released Parties with respect to any claims that Employee may have up to and including the date of Employee’s signing of this Agreement, including any claims under the Employment Agreement.  Employee represents and warrants that Employee has not filed any claim, demand, action or charge to date against any Released Party.  Even though Employee has signed this Agreement and this Covenant Not to Sue, Employee may bring a claim against the Company or the Bank to enforce this Agreement or to challenge the validity of this Agreement under the Age Discrimination in Employment Act.

Section 6.                                          Company Release of Claims and Waiver of Rights.  The Company, on its own behalf and that of its affiliates and subsidiaries and any other person or entity that has or may claim to have any right, title or interest in any Company Released Claims (as defined below) knowingly and voluntarily waives and fully releases the Employee from any and all claims or causes of action arising out of or in connection with Employee’s employment.  Company Released Claims include, but are not limited to:

•                  any and all claims, actions, causes of action, charges, liabilities, demands, controversies of any kind and description, and all other liabilities of whatever nature, and whether at common law, statute, law or equity or otherwise, which the Company Releasors now have, whether known or unknown, fixed or contingent, claimed or unclaimed, suspected or unsuspected, filed or not filed, whether past or currently existing, whether arising out of agreement or imposed by law or otherwise, and whether damage has yet resulted from law or otherwise;

•                  any and all claims, demands, actions, or liabilities based upon, related to or arising under any statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and/or negligence;

Section 7.                                          Company Excluded Claims.  Excluded from the Company release of claims and waiver of rights set forth in Section 6 above are any claims or rights (a) that arise under this Agreement, (b) related to any material act or omission of Employee done in contravention of a direction given by the Bank or the Company, and (c) any acts of criminal wrongdoing or fraud by Employee in connection with his employment at, or relationship with the Company or the Bank.

Section 8.                                          Unemployment.  Employee agrees that, if Employee applies for unemployment compensation under the Illinois unemployment insurance law or any other state or federal unemployment compensation law at any time prior to December 31, 2011 with respect to Employee’s employment with the Bank or if the Bank may be deemed to be the last Chargeable Employer, as defined under the Illinois Unemployment Insurance Act, as amended (or such similar term under any other state or federal unemployment compensation law), then in such event Employee shall (i) immediately repay all payments made to Employee under Section 2 and Section 3; and (ii) forfeit entitlement to any payments or benefits yet outstanding under Section 2 and Section 3.

Section 9.                                          Cooperation.  For a period of five (5) years following the Effective Date, Employee agrees to cooperate at the request of the Company or the Bank in the defense or prosecution of any lawsuits or claims or regulatory exams or investigations in which any of the Released Parties may be or become involved which relate to matters occurring while employed by the Company or the Bank and concerning which Employee may have relevant information.  “Cooperate” does not mean that Employee must provide information that is favorable to the Company, the Bank or any of the Released Parties; it means only that Employee will provide information within Employee’s knowledge and possession relevant to the issues at hand upon request of the Company or the Bank, including but not limited to making himself available to the Company or the Bank upon reasonable notice for interviews and factual investigations; volunteering to the Company or the Bank pertinent information; and turning over all relevant documents which are or may come into Employee’s possession and at times and places reasonably convenient to Employee.  The Company agrees to reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee at the request of the Company in complying with Employee’s obligations under this Section 9, subject to appropriate documentation.

Section 10.                                   Representations by Employee.  Employee warrants that Employee is legally competent to execute this Agreement and that Employee has not relied on any statements or explanations made by the Bank, its employees or its attorney.  Moreover, Employee hereby acknowledges that:

(a)                                  Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 3;

(b)                                  Employee acknowledges that Employee has been offered at least twenty-one (21) days to consider this Agreement.  After having been so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Agreement; and

(c)                                  Employee further acknowledges that Employee may revoke this Agreement within seven (7) days after execution and further understands that this Agreement shall not become effective or enforceable until seven (7) days after execution (the “Effective Date”).

This Agreement shall be null, void and of no effect if so revoked.  Any revocation must be in writing and directed to:

West Suburban Bank

Attention:  Duane G. Debs

2800 South Finley Road

Downers Grove, Illinois  60515

If sent by mail, any revocation must be postmarked within the 7-day period and sent by certified mail, return receipt requested.

Section 11.                                   No Admissions.  This Agreement and the payments and benefits provided hereunder are not admissions that the Company, the Bank or any of its or their officers, directors or employees has taken any improper or unlawful action against or that impact Employee.  The Company and the Bank expressly deny that any such acts or omissions occurred.  Employee further agrees that this Agreement shall not be admissible in any proceeding as evidence of improper or unlawful acts or omissions by the Bank or the Company or any of its or their officers, directors, employees or agents.

Section 12.                                   Non-Waiver.  The Company or the Bank’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.

Section 13.                                   Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to Employee’s employment with the Company and the Bank and shall be final and binding as to all claims that have been or could have been advanced on behalf of

Employee pursuant to any claim arising out of or in any way related to Employee’s employment with the Company and the Bank and the termination of that employment.  Notwithstanding Section 9(f) of the Employment Agreement, the parties hereto agree that Section 4 (Confidentiality and Loyalty) to the extent of the continuing obligations set forth in such Section 4, Section 7 (Interest in Assets), Section 8 (Indemnification), Section 9(d) (Arbitration) and Section 9(i) (Internal Revenue Code Section 409A) of the Employment Agreement shall survive the termination of the Employment Agreement and this Agreement shall constitute an amendment and modification of the Employment Agreement pursuant to Section 9(b) of the Employment Agreement.

Section 14.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 15.                                   Employee Declaration.  Employee declares the terms of this Agreement and General Release have been completely read, are fully understood and are voluntarily accepted after complete consideration of all facts and legal claims.

IN WITNESS WHEREOF, the undersigned have set their hands the day and year set forth below their respective signatures.

West Suburban Bancorp, Inc.		Daniel P. Grotto

By:	/s/ Duane G. Debs	/s/ Daniel P. Grotto
Title:	President and CFO

Date:	December 4, 2009	Date:	December 4, 2009

West Suburban Bank

By:	/s/ Duane G. Debs
Title:	Senior Vice President, Comptroller

Date:	December 4, 2009